Exhibit 99.(n)

KPMG LLP 99 High Street Boston, MA 02110-2371	Telephone Fax Internet	617 988 1000 617 507 8321 www.us.kpmg.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Shareholders and Board of Trustees of
Taiwan Greater China Fund:

We consent to the use of our report dated February 28, 2008 for the Taiwan Greater China Fund, incorporated herein by reference and to the references to our firm under the captions “Financial Highlights” and “EXPERTS” in the Prospectus.

Boston, Massachusetts
December 18, 2008

KPMG LLP, a U.S. limited liability partnership, is the U.S.
member firm of KPMG International, a Swiss cooperative.